911 Main Street, Suite 1500
Kansas City, MO 64105
Tel: 816-221-8800
Fax: 816-221-8051
Toll Free: 888-979-1200

March 26, 2007

Statement of Compliance
For Period ending December 31, 2006

Re: ML-CFC, Series 2006-2, dated 06/01/2006

I, Tony Nemec, in my capacity as Senior Vice President of KeyCorp Real Estate Capital Markets, Inc., do hereby state that:

▪
A review of the Primary Servicing and Master Servicing activities of KBREC during the above stated period and of its performance, under that certain pooling and servicing agreement dated as of June 1, 2006 (the "Agreement"), has been made under my supervision.

▪	To the best of my knowledge, based on such review, KBREC has fulfilled all of its obligations under the Agreement in all material respects, except for:

1.	1122(d)(4)(xv) - Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.

a.
One original Letter of Credit was not maintained at KCRECM's office.  Steps have been taken to retain and secure all original Letters of Credit in KCRECM's offices, instead of maintaining them with the Document Custodian.

By:	Date:
/s/ Tony Nemec	March 26, 2007
Tony Nemec
Senior Vice President